Exhibit (b)-(4)

EXECUTION VERSION

CONFIDENTIAL

EQUITY COMMITMENT LETTER

August 14, 2015

New WuXi Life Science Holdings Limited

New WuXi Life Science Limited

Address: 288 Fute Zhong Road

The China (Shanghai) Pilot Free Trade Zone

Shanghai 200131

People’s Republic of China

Attention: Ge Li

Facsimile: +86-21-50463718

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Boyu Capital Fund II, L.P., an exempted limited partnership formed under the Laws of the Cayman Islands (the “Sponsor”), on the terms and subject to the conditions contained herein, to purchase, directly or indirectly, certain equity interests of New WuXi Life Science Holdings Limited, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Holdco”). It is contemplated that, pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among WuXi PharmaTech (Cayman) Inc. (the “Company”), New WuXi Life Science Limited, a direct wholly-owned Subsidiary of Holdco (“Parent”), and WuXi Merger Limited, a direct wholly-owned Subsidiary of Parent (“Merger Sub”), Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly-owned Subsidiary of Parent. Concurrently with the delivery of this letter agreement, ABG II-WX Limited, Temasek Life Sciences Private Limited, Hillhouse Fund II, L.P., Ping An Life Insurance Company of China, Ltd. and Group & Cloud Limited (each, an “Other Sponsor”) are entering into letter agreements substantially identical to this letter agreement (each an “Other Sponsor Equity Commitment Letter”) committing to invest in Holdco. Capitalized terms used in this letter and not otherwise defined herein have the meanings ascribed to such terms in the Merger Agreement.

1. Equity Commitment.

(a) This letter agreement confirms the commitment of the Sponsor, at or immediately prior to the Effective Time, on the terms and subject to the conditions set forth herein, to purchase, or to cause the purchase of, equity interests of Holdco and to pay, or cause to be paid, to Holdco in immediately available funds an aggregate cash purchase price equal to $600,000,000 (such amount, subject to adjustment as set forth in Section 1(b), the “Equity Commitment”), which (i) Holdco hereby agrees to contribute to Parent, and (ii) will be used by Parent solely for the purpose of funding, to the extent necessary to fund, such portion of the Merger Consideration and such other amounts required to be paid by Parent pursuant to and in accordance with the Merger Agreement, together with related fees and expenses; provided that the Sponsor shall not, under any circumstances, be obligated to contribute more than the Equity Commitment to Holdco and the aggregate amount of liability of the Sponsor hereunder shall not exceed the amount of the Equity Commitment.

(b) The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more direct or indirect Subsidiaries of the Sponsor or any other investment fund advised or managed by an Affiliate of the Sponsor or any other investment fund that is a limited partner of the Sponsor or of an Affiliate of the Sponsor or other Affiliates of the Sponsor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Holdco, Parent, Merger Sub or any other person pursuant to the terms of this letter agreement. The Sponsor acknowledges that each of (i) the amount of the Equity Commitment to be funded under this letter agreement and (ii) the respective amounts of the equity commitments of the Other Sponsors to be funded under the Other Sponsor Equity Commitment Letters may be adjusted by Dr. Ge Li (the “Chairman”) in his sole discretion pursuant to that certain Amended and Restated Consortium Agreement by and among the Chairman, the Sponsor and Other Sponsors dated as of July 2, 2015 (the “Consortium Agreement”); provided that (i) such adjustment shall be made on or prior to twelve (12) Business Days before the Closing, (ii) the Equity Commitment in no event shall exceed $600,000,000, and (iii) the aggregate amount of the Equity Commitment and the equity commitments of the Other Sponsors to be funded under the Other Sponsor Equity Commitment Letters, in combination with the other financing arrangements contemplated by the Merger Agreement (including, without limitation, the Debt Financing) and the Available Cash, shall be sufficient for Parent and Merger Sub to fund the Merger Consideration and such other amounts required to be paid by Parent pursuant to and in accordance with the Merger Agreement, together with related fees and expenses.

2. Conditions. The Equity Commitment shall be subject to (a) the satisfaction in full (or waiver, if permissible), at or prior to the Closing, of each of the conditions set forth in Section 7.01 and Section 7.02 of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (b) either the substantially contemporaneous consummation of the Closing or the obtaining by the Company in accordance with Section 9.08 of the Merger Agreement of an order requiring Parent to cause the Equity Financing to be funded and to effect the Closing, (c) the Debt Financing and/or the Alternative Financing (if applicable) having been funded or will be funded at the Closing in accordance with the terms thereof if the Equity Financing is funded at the Closing, and (d) the substantially contemporaneous closing of the contributions contemplated by the Other Sponsor Equity Commitment Letters, which Holdco agrees shall not be modified, amended or altered in any manner adverse to the Sponsor without the Sponsor’s prior written consent, provided however, that the satisfaction or failure of the condition set forth in clause (d) shall not limit or impair the ability of Holdco or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this letter agreement if (x) Holdco or the Company, as applicable, is also seeking enforcement of the Other Sponsor Equity Commitment Letters or (y) each Other Sponsor has satisfied or is prepared to satisfy its obligations with certainty under its Other Sponsor Equity Commitment Letter.

3. Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Sponsor is executing and delivering to the Company a limited guarantee related to certain payment obligations of Parent under the Merger Agreement (the “Limited Guarantee”). Other than as set forth herein, or with respect to the Retained Claims (as defined in the Limited Guarantee), the Company’s remedies against the Sponsor under the Limited Guarantee (as set forth in and in accordance with the terms of the Limited Guarantee) shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at law or in equity, whether sounding in contract, tort, statute or otherwise) available to the Company and its Affiliates against the Sponsor and the Non-Recourse Parties (as defined in the Limited Guarantee) in respect of any claims, liabilities or obligations arising out of or relating to this letter agreement, the Merger Agreement and the transactions contemplated hereby and thereby, including in the event Parent or Merger Sub breaches its obligations under the Merger Agreement, whether or not Parent’s or Merger Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement.

4. Enforceability; Third-Party Beneficiary. This letter agreement may only be enforced (i) by Holdco, (ii) by the Company to seek specific performance of the Sponsor’s obligations to fund the Equity Commitment, (iii) by the Company to seek specific performance of Holdco’s obligations under Section 1(a) of this letter agreement to contribute such funds to Parent, in the case of each of clause (ii) and clause (iii), solely in accordance with, and to the extent expressly permitted by Section 9.08 of the Merger Agreement, and subject further to Section 6 and Section 7, as though the Company were a party hereto or (iv) by the Company, as explicitly set forth in Section 13 of this letter agreement. None of Holdco’s, Parent’s, Merger Sub’s or the Company’s creditors shall have the right to enforce this letter agreement, to cause Holdco, Parent, Merger Sub or the Company to enforce this letter agreement against the Sponsor, or to cause Parent, Merger Sub or the

Company to enforce this letter agreement against Holdco. The parties hereto agree that their respective agreements and obligations set forth herein are solely for the benefit of the other party hereto and its respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth therein; provided that the Company is a third-party beneficiary of this letter agreement to the extent and only to the extent that it seeks specific performance to cause (x) Holdco, Parent and/or Merger Sub to seek specific performance of the Sponsor’s obligations to fund the Equity Commitment and (y) Parent and/or Merger Sub to seek specific performance of Holdco’s obligations under Section 1(a) of this letter agreement to contribute such funds to Parent, in the case of each of clause (x) and clause (y), in accordance with, and subject to the limitations as set forth in the Merger Agreement, or to the extent of the explicit rights of the Company under Section 13 of this letter agreement. Parent is a third-party beneficiary of the first sentence of Section 5. Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Holdco, the Sponsor and, to the extent expressly provided herein, the Company and Parent, any rights or remedies under or by reason of this letter agreement. In no event shall this letter agreement or the Equity Commitment to be funded hereunder be enforced by any person unless (xx) such person is also seeking enforcement of the Other Sponsor Equity Commitment Letters and/or (yy) each Other Sponsor has satisfied or is prepared to satisfy its obligations under its Other Sponsor Equity Commitment Letter.

5. No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Holdco, Parent and the Sponsor. Together with the Consortium Agreement, Merger Agreement, each Other Sponsor Equity Commitment Letter, the Limited Guarantee, each Other Guarantee (as defined in the Limited Guarantee), and the Amended and Restated Confidentiality Agreement by and between Boyu Capital Advisory Co. Ltd. and the Company dated as of May 19, 2015, this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its Affiliates, on the one hand, and Holdco or any of its Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

6. Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.

7. Dispute Resolution.

(a) Any disputes, actions and proceedings against any party or arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 7(a) (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 7, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this letter agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 7(a) in any way.

8. Counterparts. This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9. Confidentiality. This letter agreement shall be treated as confidential and is being provided to Holdco solely in connection with the Merger. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the Sponsor and Holdco; provided, however, that each of the Sponsor and Holdco may disclose the existence and content of this letter agreement to the Company, to their respective officers, directors, employees, partners, members, investors, financing sources, advisors (including financial and legal advisors) and any representatives of the foregoing (collectively, “Representatives”), to the Other Sponsors and their respective Representatives and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Sponsor may disclose the existence and content of this letter agreement to any Non-Recourse Party.

10. Termination. This letter agreement and the obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms (unless the Company shall have made a claim under Section 4 hereof prior to such termination of the Merger Agreement, in which case this letter agreement shall terminate upon the final, non-appealable resolution of such action and satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor pursuant to this letter agreement), (b) the Closing, at which time such obligation will be discharged but subject to the performance of such obligation, and (c) the Company or any of its Affiliates asserting a claim that would make the Limited Guarantee become terminable in accordance with the terms thereof.

11. No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Sponsor may be a partnership or limited liability company, by its acceptance of the benefits of this letter agreement, Holdco covenants, acknowledges and agrees that no person other than the Sponsor and Holdco (and their respective permitted successors and assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Holdco, Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holdco against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

12. Representations and Warranties.

(a) The Sponsor hereby represents and warrants to Holdco that (i) the Sponsor has all organizational power and authority to execute, deliver and perform this letter agreement; (ii) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary limited partnership action by it; (iii) this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of the Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law)); (iv) no action, consent, permit, authorization by, and, except for compliance with the Exchange Act and the rules and regulations promulgated thereunder, no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor; (v) the execution, delivery and performance of this letter agreement by the Sponsor do not (x) violate the organizational documents of the Sponsor, (y) violate any applicable Law binding on the Sponsor or the assets of the Sponsor, or (z) constitute a material breach of any material agreement binding on the Sponsor; (vi) the Equity Commitment is not more than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and (vii) the Sponsor has uncalled capital commitments or otherwise has available funds in excess of the sum of the Equity Commitment and all of its other unfunded contractually binding equity commitments that are currently outstanding.

(b) Holdco hereby represents and warrants to Parent that (i) Holdco has all organizational power and authority to execute, deliver and perform this letter agreement; (ii) the execution, delivery and performance of this letter agreement by Holdco has been duly and validly authorized and approved by all necessary corporate action by it; (iii) this letter agreement has been duly and validly executed and delivered by Holdco and (assuming due execution and delivery of this letter agreement, the Merger Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of Holdco, enforceable against it in accordance with the terms of this letter agreement (subject to (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law)); (iv) no action, consent, permit, authorization by, and no notice to or filing with, any governmental entity is required in connection with the execution, delivery or performance of this letter agreement by Holdco; and (v) the execution, delivery and performance of this letter agreement by Holdco do not (x) violate the organizational documents of Holdco, (y) violate any applicable Law binding on Holdco or the assets of Holdco, or (z) constitute a material breach of any material agreement binding on Holdco.

13. No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned (whether by operation of law, merger, consolidation or otherwise) or delegated, except that the Sponsor may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s Affiliates or any other investment fund or investment vehicle advised or managed by the Sponsor of any of its Affiliates; provided, that any such assignment or delegation shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such Affiliate, investment fund or investment vehicle. Holdco may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Holdco, without the prior written consent of the Sponsor and the Company (which shall be given or withheld solely in the discretion of the Sponsor and the Company). Holdco may not assign any of its obligations hereunder. Parent may not assign its rights to any of its Affiliates or other entity owned directly or indirectly by the beneficial owners of Parent, without the prior written consent of Holdco and the Company (which shall be given or withheld solely in the discretion of Holdco and the Company). Any transfer, assignment or delegation in violation of this Section 13 shall be null and void and of no force and effect.

14. Interpretation. Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated. The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

15. Severability. Any term or provision of this letter agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction. If any provision of this letter agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

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Sincerely,

Boyu Capital Fund II, L.P.

By:	Boyu Capital General Partner II, L.P.
its general partner

By:	Boyu Capital General Partner II, Ltd.
its general partner

By:	/s/ Leong Chu, Yong
Name:	Leong Chu, Yong
Title:	Director

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]

Agreed to and accepted as of the date first written above:

New WuXi Life Science Holdings Limited

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director

New WuXi Life Science Limited

By:	/s/ Ge Li
Name:	Ge Li
Title:	Director

[SIGNATURE PAGE TO EQUITY COMMITMENT LETTER]